To:  ThermoElastic Technologies, Inc.
     Lawrence Pinkney, C.F.O.
From:  Howard E. Kerbel
       Gritell International Limited
Fax:  416-934-3424
Pages:  2
Phone:  416-934-9998
Date:  April 1, 1999

Re:  ThermoElastic Technologies, Inc.
     Consulting Agreement
     Dated February 8, 1999


Dear Lawrence:

Further to our recent discussions with respect to the terms of the Consulting Agreement this is to confirm our advise to you that Gritell has advised the for the time being, it has agreed of its own volition to not insist on the complete performance of the provisions of the Consulting Agreement with respect to the following provisions of the Consulting Agreement.

1. With respect to the provisions of par 2 (2) Gritell will, until is sees fit to do otherwise, accept payment of USD 6,000.00 per month; providedthat the balance shall accrue to Gritell's benefit and shall be paid to Gritell as and when it in its sole discretion, shall demand payment of the accrued balance;

2.  Par. 5 shall be deleted: and

3. With respect to par. 6, Gritell shall, for the time being, accept two leased vehicles for a total monthly lease payment, inclusive of taxes, not to exceed USD 1,000.00 per month all other terms of this paragraph to remain the same and provided that the balance of the USD 2,000.00 per month shall accrue to the benefit of Gritell and shall be paid to Gritell as and when it, in its sole discretion, shall demand payment of the accrued balance.

Yours truly,

HOWARD E. KERBEL
PRESIDENT
GRITELL INTERNATIONAL LIMITED

GRITELL INTERNATIONAL LIMITED
February 8, 1999

ThermoElastic Technologies, Inc
Ste 904
94 Cumberland Street
TORONTO, Ontario M5R 1A3

Att:  Howard E. Kerbel

Dear Sir:

RE: Consulting Agreement ("Agreement") between Gritell International Limited ("Gritell") and ThermoElastic Technologies, Inc.
("ThermoElastic")

Further to our several recent discussions with respect to the terms of the Consulting Agreement to be entered into between us with respect to the management and advisory services to be provided by Gritell and ThermoElastic Technologies, Inc. we wish to confirm that the following items have been agreed to:

1.  TERM

The term of the Agreement shall be for a period of ten (10) years commencing upon the date of the execution of this Agreement by all parties;

2.  COMPENSATION
There shall be paid to Gritell the following as compensation along with all applicable taxes, for services previously provided to ThermoElastic and for services to be rendered during the term of the Agreement:

(1) USD 5,000.00 in respect of out of pocket expenses incurred prior to the date hereof on behalf of ThermoElastic;

(2) USD 13,334.00 per month during the first year of the term of the Agreement;

(3) USD 20,000.00 per month during the second and third years of the term of the Agreement;

(4) USD 33,334.00 per month during the fourth and fifth years of the term of the Agreement;

(5) USD 66,667.00 per month during the sixth, seventh, eighth, ninth and tenth years of the Agreement;

(6) Two (2) or more leased vehicles of Gritell's choice, not to exceed USD 2,000.00 per month, along with all applicable taxes and expenses associated with the possession and operation of these vehicles including, but not limited to, insurance, gasoline, maintenance and repairs for the term of the Agreement, new vehicle to be provided every two years. Provided, however, that this amount of USD 2,000.00 shall increase in accordance with the Cost of Living index published by Statistics Canada;

(7) Two (2) cellular telephones and service of Gritell's choice for the term of the Agreement;

(8) All travel expenses incurred by Gritell, its Officers, employees, agents, consultants and appointees in the course of the carrying out its duties and responsibilities under this Agreement; and

(9) Office space, furniture, office equipment and office and administrative staff as required by Gritell;

(10) All other expenses incurred in respect to the carrying out of Gritell's responsibilities under this Agreement; and

(11) All income tax which accrues to Gritell, its' Officers, employees agents, consultants and appointees as a result of the benefits being received by the under the provisions of this Agreement.

3.  SERVICES TO BE PROVIDED BY GRITELL

Gritell shall make itself, its Officers, employees, agents, consultants and appointees available to ThermoElastic as ThermoElastic's board of Directors shall require from time to time, to provide management, business and financial advice to the Board throughout the term of the Agreement.

4.  ASSIGNEMNT OF LICENCING AGREEMENT MADE BETWEEN APPLE DENTAL
VENTURES and BOB HYBRECHTS AND GRITELL INTERNATIONAL, LIMITED wrongly described as GRITELL INTERNATIONAL, LTD.

Gritell hereby agrees to transfer to ThermoElastic or as it may in writing direct any and all rights, privileged accruing and obligations attaching to Gritell under a certain Agreement made between Apple Dental Ventures and Bob Hybrechts and Gritell International Limited, wrongly described therein as Gritell International Ltd, upon the receipt by Gritell of USD 50,000.00 in cash or certified funds, no later than February 27, 1999.

Upon such assignment by Gritell, ThermoElastic agrees to indemnify Gritell in respect of any and all liabilities which may have or in the future may attach Gritell under the said agreement referred to above.

Gritell agrees that it will wither pay the said USD 50,000.00 referred to above in accordance with the terms of the Licensing Agreement or provide ThermoElastic Technologies with a properly executed direction to pay the USD 50,000.00 due under the Licensing Agreement directly.

5.  ASSUMPTION OF CONSULTING AGREEMENT MADE BETWEEN GRITELL
INTERNATIONAL LTD, on behalf of ThermoElastic Technologies, Inc. AND MGM GROUP, INC. DATED OCTOBER 20, 1998.

ThermoElastic hereby agrees to assume all liabilities which might accrue to Gritell pursuant to a certain Consulting Agreement dated October 20, 1998 and made between Gritell and MGM Group, Inc. in respect of certain services provided by MGM Group, Inc. necessary to endure the success of the Rule 504 raising being undertaken by ThermoElastic including, but not limited to the payment of all fees and the delivery of all shares _____ for pursuant to this Agreement to MGM Group, Inc. Further, ThermoElastic hereby indemnifies and saves harmless Gritell from any and all claims and liabilities which might be made or attach to Gritell in respect of this Agreement. A copy of this Agreement is attached hereto.

Please execute the Acknowledgement at the bottom of this letter to indicate your agreement with the above terms.

Sincerely,

HOWARD E. KERBEL
President
Gritell International Limited


ACKNOWLEDGEMENT

The undersigned by the execution of this Acknowledgment hereby agrees to accept and be bound by the terms of this Letter Agreement set out above.

DATED at Toronto as of the ___ day of February, 1999.


ThermoElastic Technologies, Inc.
Per.

HOWARD E. KERBEL A.S.A.